UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 26, 2007

Digital Lifestyles Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27828	13-3779546
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

727 Brea Canyon Road, Walnut, California		91789
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(909) 869-0595

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2007, Digital Lifestyles Group, Inc., or the Company, entered into a letter agreement with Laurus Master Fund, Ltd., or Laurus, the Company's secured creditor, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference into this Current Report on Form 8-K. In addition, the Company issued a press release announcing the material terms of the agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference into this Current Report on Form 8-K.

Under the terms of the agreement with the Company’s secured creditor, the Company has agreed to make payment of $200,000 in cash and issue a warrant to purchase one million shares of the Company’s common stock at $0.40 in consideration for the extinguishment of the balance of the $2.1 million in outstanding debt. The Company agreed to pay $50,000 in cash immediately, and has until August 1, 2007 to pay the remaining $150,000 cash obligation. The Company has also agreed to amend the exercise price of a previously issued warrant to Laurus from $0.44 to $0.40.

In addition, the Company granted to Laurus certain registration rights in connection with the proposed issuance of the shares of common stock, a copy of which is attached hereto as Exhibit 4.3 and incorporated by reference into this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K regarding the letter agreement which provides for an agreed upon payment to Laurus, which such disclosure is incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

Financing Transaction

On April 23, 2007 the Company's Board of Directors authorized the Company to execute an agreement with one investor whereby the Company received $250,000 in funds to be advanced through the issuance of a promissory line of credit note, or the Note. This transaction was consummated with one "accredited investor," or Purchaser, as defined in Regulation D promulgated under the Securities Act of 1933, as amended, or the Securities Act. A form of the transaction documents are filed with this Current Report on Form 8-K and are attached hereto and incorporated herein as Exhibits 4.1, 4.2 and 4.3, respectively.

The convertible promissory note issued bears interest at a rate of 7.5% per annum and has a maturity date of April 23, 2008. The convertible note is convertible at any time from the date of issuance into shares of our common stock at a price per share equal to $0.35. The Company will pay interest only payments until the maturity date of the convertible note, unless it is converted or prepaid. In the event that the Company elects to prepay the convertible note, the Purchaser may elect within 3 business days to convert all or a portion of the Note advanced into common stock and thereby prevent prepayment of the convertible note.

The Company also agreed to issue to the Purchase a warrant to purchase shares of common stock. The number of shares that the purchaser will be eligible to purchase pursuant to the warrant will be equal to 20% of the total share amount issued upon conversion of the Note, with an exercise price of $0.25 per share. The warrant will expire four years from the date of issuance, which shall be deemed to be on the earlier of (i) the maturity date of the Note; (ii) the date on which the funds are advanced in full and owing to the Company; or (iii) the date on which the Company elects to pay off the Note in full during the term. In connection with both the convertible note and the warrant, the Company entered into a registration rights agreement with the Purchaser whereby the Company agreed to register for resale the shares underlying the convertible note and warrants.

The Purchaser represented to the Company that he is an "Accredited Investor," as that term is defined in Rule 501(a) of Regulation D under the Securities Act. The Note and Warrant were offered and sold in reliance upon an exemption from registration under Rule 506 of Regulation D the Securities Act. The Company intends to use the proceeds from this transaction for general working capital purposes and to assist with the extinguishment of existing liabilities.

Conversion of Debt to Equity

Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K regarding the letter agreement which provides for issuance of a warrant to purchase shares of our common stock to Laurus in exchange for extinguishment of certain debt, which such disclosure is incorporated herein by this reference. In connection with the warrant, the Company entered into a registration rights agreement with the Purchaser whereby the Company agreed to register for resale the shares underlying warrant.

Item 8.01 Other Events.

On April 25, 2007, we changed our principal executive office from 727 Brea Canyon Road, Suite 6, Walnut, California 91789 to 1872 West Avenue, Suite 102, Crossville, Tennessee 38555. In connection with the move, we also changed our primary telephone number from (909) 869-0595 to (931) 707-9601. We occupy our new principal executive in offices controlled by our Chief Executive Officer under a verbal arrangement. We currently are not being charged a fee for use of this space.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Lifestyles Group Inc.

April 26, 2007	By:	/s/ L.E. Smith

Name: L.E. Smith
Title: Chairman and C.E.O.

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Exhibit Index

Exhibit No.	Description

4.1	Form of Convertible Promissory Line of Credit Note Agreement
4.2	Form of Warrant
4.3	Form of Registration Rights Agreement
10.1	Form of Letter Agreement with Laurus Master Fund, Ltd.
99.1	Press Release Dated April 26, 2007